NSAR ITEM 77C

Van Kampen American Capital Exchange Fund


(a)	An Annual Meeting of Shareholders was held on December 18, 1997.

(b)	The election of Trustees of Van Kampen American Capital Exchange Fund
	(the "Fund") included:

	David C. Arch, Rod Dammeyer, Howard J Kerr, Dennis J. McDonnell, Steven Muller, Ph.D., Theodore A. Myers, Hugo F. Sonnenschein and Wayne W. Whalen

(c)	The following were voted on at the meeting:

	4)	For each VK Fund, to Ratify the Selection of KPMG Peat
                Marwick LLP as Independent Public Accountants for its Current Fiscal Year.

			For	169,988			Against	0